Exhibit 99.1
Supplement to Present Required Information in Searchable Format
Manufacturing Capital - page 12

Intel Worldwide Headquarters:
•	Santa Clara, California

Wafer Fabs:
•	Oregon
•	Arizona
•	New Mexico
•	Ireland
•	Israel
•	Dalian

Assembly and Test:
•	Chengdu
•	Malaysia
•	Vietnam
•	Costa Rica

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